Exhibit (l)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 26, 2018

AIP Multi-Strategy Fund A

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Re:	Registration Statement on N-2

Dear Ladies and Gentlemen:

We have acted as counsel to AIP Multi-Strategy Fund A, a statutory trust organized under the laws of the State of Delaware (the “Fund”), in connection with the preparation and filing of the Fund’s initial registration statement and Pre-Effective Amendment No. 1 to such registration statement on Form N-2 (File No. 333-223056) as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment Nos. 21 and 22 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the proposed issuance of the Fund’s shares of beneficial interest, par value $0.001 per share (“Shares”).

In such capacity, we have reviewed the Registration Statement. We are also familiar with the actions taken by the Fund and its Board of Trustees in connection with the organization of the Fund and the authorization, and the proposed issuance and sale, of Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Fund’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act. This opinion may be incorporated by reference in any subsequent post-effective amendment to the Registration Statement filed by the Fund pursuant to Rule 462(b) under the 1933 Act in connection with an offering of Shares.

Very truly yours,

/s/ Dechert LLP

Dechert LLP